Exhibit 99.2

CCBN StreetEvents Conference Call Transcript

PFCB - Q1 2004 P.F. Chang’s China Bistro, Inc. Earnings Conference Call

EVENT DATE/TIME: APR. 21. 2004 / 1:00 PM ET EVENT DURATION: N/A

CORPORATE PARTICIPANTS

Kristina Cashman
P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Robert Vivian
P.F. Chang’s China Bistro, Inc. - President

Russell Owens
P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Rick Federico
P.F. Chang’s China Bistro, Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Operator

John Glass
CIBC World Markets

Mark Kalinowski
Smith Barney

Coralie Witter
Goldman Sachs

Sharon Zackfia
William Blair

Janice Meyer
Credit Suisse First Boston

Ashley Reed
Bear Stearns

Dean Haskell
JMP Securities

Mark Sheridan
Johnson Rice

Matt Difrisco
Harris Nesbitt

John Ivankoe
J.P. Morgan

Fitzhugh Taylor
Banc of America Securities

PRESENTATION

Operator

Good morning and welcome to the P.F. Chang’s first quarter 2004 earnings release conference call. All lines will be placed on listen only until we’re ready for the question-and-answer session of today’s call. The call is also being recorded, if anyone has any objections, please disconnect at this time. I would now like to introduce your speaker Kristina Cashman, Chief Financial Officer. Thank you. You may begin, ma’am.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Thank you. And good morning, everyone, and thanks for joining us for our first quarter conference call. With me today is Rick Federico, our Chairman and CEO; Bert Vivian, President of P.F. Chang’s China Bistro; and Russell Owens, President of Pei Wei Asian Diner.

In today’s call we will summarize the results for our first quarter, and we will provide our latest thoughts on the balance of 2004. After we finish our formal remarks, we will open you will up the call to address any questions that you might have.

Let’s first get some of the routine items out of the way with a few comments regarding the nature of information we will be discussing on this call. The majority of this call deals with forward-looking information. The accuracy of this information is subject to a number of risks and uncertainties that may cause our actual results to differ from our expectations. A more complete discussion of these risks and uncertainties can be found in our periodic filings with the SEC.

With that behind us, let’s talk about the first quarter. As we previously reported, our revenues ended up at $169.8 million, a 29% increase over the first quarter of 2003. Sales at our Bistro units accounted for $150.1 million of the total, while sales at our Pei Wei units accounted for $19.7 million of the total. At quarter end, 76 of our Bistros had been open for at least 18 months or just under 75% of our entire system.

These comp stores were up 4.0% for the first quarter. The majority of the 4% increase was the result of an increase in guest traffic at our restaurants, with roughly one-half of 1% coming from a price increase implemented in the first quarter of 2003. Solid comp-store sales growth coupled with new store opening volumes coming in a little ahead of our estimate, resulted in slightly better revenue results from the Bistro than we had anticipated.

Pei Wei’s revenue results also ended up slightly ahead of our expectations with system-wide average weekly sales coming in just shy of $43,000 per week. Better than anticipated sales volumes from our five new units opened in the first quarter, along with solid sales growth from existing units, contributed to Pei Wei’s revenues coming in about $600,000 above our forecast shy of $43,000 per week. Better than anticipated sales volumes from our five new units opened in the first quarter, along with solid sales growth from existing units, contributed to Pei Wei’s revenues coming in about $600,000 above our forecast.

The first quarter was another busy period from a development standpoint. We opened six new Bistros and five new Pei Weis as planned. Our new Bistro units were located in Sugar Land, Texas; San Jose, California; Henderson, Nevada; Maple Grove, Minnesota; West Chester, Ohio; and a downtown Seattle site. Our new Pei Wei units included one additional unit in the Dallas area, a unit in Torrance, California, a second site in Tucson, Arizona, and our entry into two new markets for Pei Wei, Albuquerque, New Mexico, and Salt Lake City, Utah.

Now let’s talk about profitability for the first quarter. We had anticipated that our restaurant cash margins at the Bistro would be around 19% for the quarter. Down about 50 basis points from first quarter of 2003, as well as down sequentially from the fourth quarter. As it turns out, our Bistro margins came in below our expectations at 18.2%. Due primarily to higher than planned labor costs resulting from our new health insurance plan, as well as higher utility cost.

At the beginning of this year, we rolled out a new health insurance plan to all of our employees. Our new health insurance plan broadened the benefits available to our hourly employees, such that they now have access to the same health insurance benefits that our salaried employees have. We wanted our longtime hourly dishwasher in Houston, Texas, to have the same benefit plan as anyone of our management team members. In order to help defray the cost of the new plan, we asked our salaried employees, both in operations and here at the corporate office, to contribute to their health insurance cost, which we had not previously done.

Our costs for this new plan were higher than we had anticipated. On a year-over-year basis, labor cost at the Bistro are up about 60 basis points, which is due almost entirely to this new health insurance plan. We will continue to experience some pressure in our labor line for the balance of this year as a result of the new health insurance plan. Our expectations are that the investment we are making today in our employees will pay off in the long term, with lower turnover at the hourly level and provide a better recruiting tool for hiring new employees.

Operating costs at the Bistro were basically flat sequentially, but up about 30 basis points year-over-year due primarily to higher utility costs. From a cost of sales standpoint, as anticipated, we continue to see pressure on a year-over-year basis as we did in the back half of 2003. Our food and beverage costs were up 90 basis points year-over-year at the Bistro, due primarily to higher poultry and produce costs. Sequentially, our cost of sales were flat at the Bistro as we had expected.

Earlier this year we did lock in a good portion of our system’s poultry pricing through the balance of 2004, as well as about half of our system’s larger produce commodities, thus mitigating our exposure to significant swings in these two commodities for the balance of this year, but we continue to expect to see significant year-over-year cost pressures in our cost of sales line for at least the first half of this year.

As for occupancy costs at the Bistro, we saw a 30-basis point decline in this line item on a year-over-year basis due primarily to more favorable lease terms associated with our newer restaurants. Partner bonus expense, which represents the portion of our partner’s operating profit, deemed to have been earned under our management bonus plan had those partners elected to be non-equity managers as opposed to equity partners, came in slightly below our expectations given lower restaurant operating results.

As for our Pei Wei operating results, we ended up slightly ahead of our expectations for the quarter, with unit level profit margins coming in at 16.1% compared to the 15.6% we had estimated. Cost of sales were up year-over-year at Pei Wei for some of the same reasons that the Bistro experienced. However, the increase in commodity cost at Pei Wei were offset by improved efficiencies on a more mature base of stores as compared to the store base that existed in the first quarter of 2003. Thus resulting in a slight year-over-year improvement in cost of sales at Pei Wei from 28.8% to 28.6%.

Labor cost at Pei Wei were down about 80 basis points year-over-year, also due primarily to improvements in efficiencies at newer stores and a more mature store base. Operating costs were up year-over-year by about 90 basis points due primarily to higher advertising costs relating to promotional mail piece drops at certain Pei Wei locations in the first quarter, as well as higher utility costs. Occupancy costs were roughly flat year-over-year as expected and partner bonus expense was minimal, also as expected.

Now let’s talk about other costs for the quarter. Our G&A costs ended up at $8 million for the quarter, excluding costs relating to the settlement of California litigation, which I will discuss in more detail in a moment.

As we had mentioned in our revenue release a few weeks ago, we had estimated that we would incur about $400,000 of additional accounting and legal costs relating to our recent modification of our accounting for our partnership structure. As it turns out, we incurred about $325,000 of additional costs relating to the work done on that modification. A portion of which was above our previous estimates of what our accounting and legal cost would be for the first quarter. However, despite these additional costs, our G&A expense ended up about $400,000 below our forecast due primarily to lower incentive-based accruals given our shortfall in our Bistro results for the quarter.

As you probably recall, preopening costs at the Bistro was an area that we wanted to improve upon in 2004. Thus far into the year we have had some success in this area as our preopening costs for the quarter ended up about $300,000 below plan.

As we noted in our revenue release a few weeks ago, we just recently settled all of our previously outstanding litigation in the State of California. We had a couple of lawsuits that had been brought against us in 2003, the most significant relating to break periods for our hourly employees in our California locations. Rather than continue to incur significant legal costs to defend these lawsuits, we opted to get them behind us and move forward. The cost of settlement, as well as certain other administrative and legal costs relating to the settlement process, are estimated to be about $750,000 for which we have recorded as a special charge in our first quarter results.

The other special charge we reported in our first quarter results relates to the write-off of the unamortized balance which remained at the end of 2003 for the difference between the imputed fair value of our partners’ buy-in amount and the cash contribution those partners made to become an equity partner in the restaurants they operate. Which totaled $11.5 million, or $7.1 million net of tax. As for the remaining line items in the first quarter, our depreciation and amortization expense ended up where we had anticipated it would, at $5.8 million, or 3.4% of sales.

Partner investment expense, excluding the charges relating to prior year balances, was $2 million as expected. This line item represents the difference between the imputed fair value of what a passive equity investor might pay for a minority ownership interest in our restaurants and what our partners working in our restaurants actually pay in cash. This difference is now recorded in full at the time a new restaurant opens.

Other income was minimal as expected and minority interest expense was about $2.3 million as anticipated. Our tax rate applicable to our regular earnings, exclusive of the special charges relating to our partnership accounting, was 31.5% as expected. I should point out that our fully diluted share count used in calculating our diluted earnings per share before special charges was 26.4 million. However, because we had a loss for the quarter after special charges, the share count used in the calculation of our loss per share was our basic share count of 25.6 million.

In summary, while we had a solid revenue performance from both the Bistro and Pei Wei in the first quarter, higher than planned health insurance costs and utility costs, coupled with a tough commodity environment, resulted in unit level operating results below our expectations for the Bistro. Despite this shortfall, our better than expected operating profit results at Pei Wei and lower than planned G&A and preopening costs, allowed to us battle our way through the first quarter. As far as our balance sheet goes, we ended the quarter with about $47 million in cash. Our total Capex for the quarter was $16.2 million, and our debt balance was minimal.

Now let’s talk about our thoughts for the balance of the year. Our development plans for 2004 have not changed from our last forecast which we presented, and thus includes 18 new Bistros and 20 new Pei Wei’s. We continue to expect to grow sales at our existing Bistro businesses by about 3% this year, and our expectations at Pei Wei include roughly 2% growth in existing units.

These assumptions include price increases at the Bistro of roughly 1% and at Pei Wei of roughly 1.5%. Both of which have been implemented at the beginning of this month. Through the first three weeks of this quarter our comp-store sales at the Bistro are up 4.6%, and our Pei Wei comp-store sales are up 4.7%. We have only slightly increased our revenue assumptions for the balance of the year to reflect current sales trends.

As we had said before, we fully expected to see various cost pressures in 2004, particularly in our commodities, which resulted in our original estimates of unit-level margins at the Bistro coming down from 2003 by about 30 basis points. As we sit here today with the first quarter behind us, we anticipate that our unit-level margins at the Bistro will be impacted more than we had originally anticipated by our new health insurance plan.

While we shouldn’t see the dollar amount of these health insurance costs increase much during the course of the year, given our 12-month eligibility requirement for our hourly folks, we still expect to see more pressure in labor as a result of this new plan than we had originally anticipated.

Our 1% price increase implemented at the beginning of the second quarter will offset a portion of these costs. However, we have adjusted our Bistro unit-level margin expectations down slightly in the second and third quarters to reflect these additional cost pressures.

In summary, including the one additional week we will have in 2004, we expect revenues for the year to be about $725 million, a 30% increase over 2003, and net income before special charges of $34 million, a 31% increase over 2003. Equating to EPS of $1.27.

Looking at our balance sheet for the year, our Capex for 2004 should be around $65 million, which should be funded almost entirely by cash flows from operations. Thus leaving us with about the same amount of cash at the end of ‘04 as we started the year with. We will release our second quarter revenue results on June 30th, and our second quarter earnings results on July 21st.

That concludes our formal remarks. At this time we’ll open up the call for questions.

QUESTION AND ANSWER

Operator

Thank you. At this time we’re ready to begin the question-and-answer session. If you would like to ask a question press star one on your touch-tone phone. Star one to ask a question. Our first question comes from John Glass. You may go ahead and ask your question and please state your company name.

John Glass - CIBC World Markets

Thanks, it’s CIBC. Just going back to your health insurance costs, I guess just if would you clarify why, in fact, they were higher than maybe you thought initially? And at this point are they stable and knowable, or is there some variability going forward by participation rate or redemption, or experience, or do you know what level you’re going to accrue them at the rest of the year?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Sure. As I said, John, our attempt was to broaden our insurance plan at the beginning of the year. In doing so we made various estimates and assumptions as to the cost of doing that. Also, as I noted, we asked our salaried employees to help defray some of those costs, and the cost simply came in a little higher than we anticipated. Some of the things we had to estimate were participation levels given the new plan, et cetera, and we were off in some of our estimations.

As for a go-forward basis, again, the dollar amount of that plan is somewhat fixed at this point in that because we do have a 12-month eligibility requirement for our hourly employees to join the plan as we add new restaurants during the course of the year, we won’t have incrementally with that additional health insurance cost with the opening of those new stores.

John Glass - CIBC World Markets

Great. Maybe just a broader question. Could you update us maybe on the experience you’re having in the Bistros in some of the smaller markets? I know initially those were actually very positive experiences, in terms of top line, can you maybe talk about any updated thoughts on that, and particularly how you’re viewing those smaller market potentials say for the ‘05 development plan?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Hey, John this is Bert.

John Glass - CIBC World Markets

Hello.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

With respect to our experience thus far in smaller markets, we continue to be pleased with how the Bistro is being accepted, and, again, smaller market is a relative term, but the fact of the matter is that in those areas, for example last year we opened up in Reno, in Albuquerque, and markets of that ilk, we continue to be very well received there. We’ve come off those volumes from where we opened last year, as I think we mentioned to everybody in our first quarter call last year, we fully expected our average weekly sales to come down year-over-year and indeed they have. But the fact of the matter is they remain at very healthy levels.

I think if you look at our sales breakdown by class, we’re very pleased with the overall performance of the ‘03 class, as well as how we’re coming out of the gate in the ‘04 class. We haven’t seen anything yet with respect to smaller markets that would cause to us change our opinion on what we believe our success will be in those markets.

John Glass - CIBC World Markets

Great. Thank you.

Operator

Thank you. Mark Kalinowski, you may ask your question. And please state your company name.

Mark Kalinowski - Smith Barney

Smith Barney. Two things I want to ask about. First on the 4.6% Bistro comps for the first three weeks of the quarter, if I’m not mistaken that includes Easter from this year and Easter of last year? I just wanted to make sure that’s the case.

Second, just wanted to drill down a little bit further on the labor cost. They were 32.3% of revenues in the first quarter. That seems like the Company’s looking for something more along the lines of 31.5%, ballpark area, for the next couple of quarters. Given that the insurance issue will probably continue to flow through for the rest of the year maybe you could try to reconcile what’s going on there. Thanks.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Mark, this is Kristina. Yes, your first question, the 4.6% Bistro comp is through this past Sunday. So that includes all the calendar shifts and the Easter holiday timing. Your second question on labor, I don’t know that we actually gave specifics on our labor expectations for that line item for the balance of the year. So I’m not quite sure what you’re referring to there. Obviously, we have anticipated that our restaurant-level margins will be a little lower in the second and third quarter and that is as a result of our labor line, we do expect to be slightly higher than we had originally anticipated.

Mark Kalinowski - Smith Barney

This insurance issue will be an issue in Q2 through Q4, though, on a year-over-year basis, though?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

That’s correct.

Mark Kalinowski - Smith Barney

Okay. Thank you very much.

Operator

Thank you. Coralie Witter, you may ask your question. And please state your company name.

Coralie Witter - Goldman Sachs

Hi, Goldman Sachs. Just to clarify on that question on comps, when you talk about it including the calendar shift from Easter, was there a negative or positive impact?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Coralie, this is Bert. The Easter holiday moved one week from ‘03 to ‘04, just in terms of the calendar, so there’s a little bit of sloppiness from week to week, but, again, taken in total, given the fact that the comps that we announced, 4.6%, includes both of those, it all washes out.

Coralie Witter - Goldman Sachs

Okay. And then you talked about, on the Pei Wei side, entering two new markets, Albuquerque and Salt Lake City. Has the experience there been similar as other new markets where you start off maybe at lower volumes than you do in markets where you’re adding additional Pei Wei’s?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Hi, Coralie, it’s Russell. We’re very pleased with the openings in those two markets. They’ve opened above our expectations for new-market entries, and closer to sort of system average, which is similar to what we experienced with the fourth, fifth, and sixth locations in existing markets. So we’re very happy with the openings there.

Coralie Witter - Goldman Sachs

They’re opening at volumes similar to what normally would be your fifth or sixth add?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

That’s correct.

Coralie Witter - Goldman Sachs

That’s good news. And then the final question I have is, on the guidance, with the lowering of the Bistro markets, I guess that implies at Pei Wei, like in the first quarter, will continue to provide that offset to get you to the similar earnings guidance for the year. Is it the higher average unit volumes that’s giving you the confidence there or is it profitability at Pei Wei? If you can just help me understand that, please.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Coralie, this is Bert. I’ll speak to the Bistro. We tweak down the margins, the operating cash flow margins for the second and third quarter a little bit from our previous expectations for all the reasons that Kristina went through. We’ve also tweaked up slightly the fourth quarter. We’re cautious right now in this environment, we’ve suffered through some commodity cost increases, labor cost increases and other things, so we’re a little bit cautious as we project out into the future. As we look into the fourth quarter with our additional week, inquiring minds might wonder why the margin is as conservative as it is. It’s simply because of the environment we’re in right now. As we push closer to the fourth quarter, we’ll continue to modify our thoughts with respect to that fourth quarter.

I think that as we look at the first quarter at the Bistro, it was a tough quarter for us. I think we can do a better job as we push forward into the second, third, and fourth quarter and we fully anticipate to do so. In terms of the overall profitability of the Company, I’ll speak a little bit for Russell, the Pei Wei team is doing a great job, doing better than expectations, and they carried our water a little bit here in the first quarter. I hope not to put that kind of pressure on him as we push through the rest of the year.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

As far as Pei Wei’s performance for the balance of the year, it’s still heavily impacted by new-opening performance. So on a go-forward basis, we still forecast and anticipate similar openings as we’ve talked about over the last 12 to 18 months, starting slow and then building towards high 30s and system average. As we open stores through the year that exceed that, our forecast will reflect that on those stores that are already open for the balance of the year. I think that’s what you’re seeing.

Coralie Witter - Goldman Sachs

Okay. Thanks.

Operator

Thank you. Sharon Zackfia, you may ask your question and please state your company name.

Sharon Zackfia - William Blair

Hi, William Blair. I think you mentioned some sort of promotional mailings associated with Pei Wei. Can you talk about whether that was in new or existing markets and whether that’s some sort of new program or how you go about that?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Sure. We did a direct mail piece for nine restaurants in five markets, some existing and some new. It’s more of an awareness to try to accelerate sort of the awareness in new markets, and in a couple of cases in Arizona, it was sort of to reacquaint the guest in locations where we felt like our awareness just wasn’t where it ought to be given the trade area. We’re happy with that.

Part of what’s we feel good about is, as the team has matured and our systems have caught up to where they ought to be, in terms of how we train and operate and execute the restaurants, we’re more confident that we can do those kind of things sooner in the lifecycle of a new restaurant rather than later. So we did a couple — we did one in Las Vegas, and a couple in a relatively new restaurants out of the chute in Colorado and Houston that a year ago we would have waited longer to do those kind of things.

Sharon Zackfia - William Blair

Okay. But to be clear, are these offers for a certain amount off your first meal at Pei Wei, or is it just to garner awareness that the concept exists?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

They’re offers for a free appetizer if you come in and visit and eat.

Sharon Zackfia - William Blair

Okay.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Just to get us in for trial. It’s a real limited time offer, very site specific, but the actual production of the mailer is intended to introduce the brand and sort of, tell what we’re all about. We’re real happy with the results, as most direct mail campaigns, redemptions are anywhere from 3% to 10% and there’s a lot of first-time guests that are coming in. We track first-time guests that redeem those and we’re real happy with the percentage of those redemptions that are first-time guests.

Sharon Zackfia - William Blair

Great. Thanks.

Operator

Thank you. Janice Meyer, you may ask your question and please state your company name.

Janice Meyer - Credit Suisse First Boston

Hi, thanks. Janice Meyer with First Boston. Couple of questions. One is, could you just detail the progress you’re making on preopenings, where are you making the progress and where do you think the costs may come in this year and next year? And secondly, on Pei Wei, you had sort of a funky fourth quarter of openings and you actually got a little conservative with your projections. Now you’ve had a better first quarter. You did increase your expectations a hair for Pei Wei but certainly not a lot for the year. Versus three months ago, do you feel better about Pei Wei, given what you know in the first quarter here, than did you three months ago?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Sure, Janice. Honestly speaking, I feel better every time we open a restaurant.

Janice Meyer - Credit Suisse First Boston

Well, that’s good [laughter].

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

And people show up to eat. So, you know, one good quarter —.

Janice Meyer - Credit Suisse First Boston

I hear you.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

— is not quite a trend, so I’m not prepared to get overly aggressive. But a lot depends on, not just how many new restaurants, but how many of them are in brand-new markets and how many of them are with brand-new partners, and that’s going to vary by quarter.

Janice Meyer - Credit Suisse First Boston

With the two brand-new restaurants in brand-new markets with brand-new partners this past quarter?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

This past quarter?

Janice Meyer - Credit Suisse First Boston

Yeah, the two that you said you opened.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

They didn’t have new partners.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

No. They did not have new partners.

Janice Meyer - Credit Suisse First Boston

So they weren’t new partners?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

No.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

That is correct. But this quarter we do have brand-new restaurants with brand-new partners, and then we’ll go through a couple quarters where we don’t.

Janice Meyer - Credit Suisse First Boston

So this quarter may be very telling just on those new stores because they also have new partners.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Sure.

Janice Meyer - Credit Suisse First Boston

Okay.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Every first store with a new partner is a learning experience for all of us.

Janice Meyer - Credit Suisse First Boston

Okay.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Janice, this is Bert. With respect to preopening, if you remember last year our cost came in about, oh, $390,000 or so on average per opening. And we talked about it last year in the sense that, because of the higher opening volumes that we experienced in some of these restaurants, we were inefficiently throwing money and people at them to make sure — or to try and ensure that our guests would after great experience when we opened the restaurants.

The fact of the matter is, through that somewhat painful process last year, we’ve gotten a little bit smarter in terms of how to prepare for our openings. Our expectations coming into this year is that we would be a little bit more focused, again, having learned how to approach higher volume openings, I think we had a better job of planning ahead for it. Our expectations this year is that we would bring that number down to somewhere in the $370,000 to $375,000 range per restaurant.

The team has done a good job in the first quarter focusing on the preopening, on those restaurants that have opened as well as the restaurants that are in the pipeline. We actually did better than that. Maybe we’re not real good at multi-tasking. We did great at preopening, but not so good on the operations of the restaurant. So hopefully we will balance that out as we move through the back of the year.

The fact is, we expect to do a better job coming in, our thoughts really haven’t changed despite the fact that we did a little bit better in the first quarter, one quarter does not make the race. We still have a few more quarters to go for this year. So we’re pleased with our performance thus far, but we continue to need to focus on how we approach those new openings.

Janice Meyer - Credit Suisse First Boston

And, Bert, just to follow up on your comments about the 4Q, you are projecting down store level margins despite an extra week, but Kristina said that with more sales and not as many more 12-month employees, the labor pressure should ease. How would you characterize those fourth quarter projections?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Well, you’ve known me for a long time, Janice.

Janice Meyer - Credit Suisse First Boston

Yes.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

I will tell you the farther you get away from tomorrow, the more conservative I get. The fact of the matter is is that right now we’re in a tough environment and we’re sitting on the heels of what I would consider not a good quarter for the Bistro. So for us to come out thumping our chest about what’s going to happen three quarters from now, I just don’t think it’s the right thing to do.

I hope we do better than that in the fourth quarter. Everything being equal, I think we will do better than that. But, the fact of the matter is is that we got beat up a little bit in the first quarter. Our team needs to focus on their job and deliver better results second, third and fourth quarter, and that’s what we intend to do.

Janice Meyer - Credit Suisse First Boston

Great. Thank you.

Operator

Thank you. Ashley Reed you may ask your question and please state your company name.

Ashley Reed - Bear Stearns

Hi, Bear Stearns. I have a couple of questions. One on Pei Wei, one on the Bistro. On Pei Wei, I just want to follow up on the prior question on direct mail. In the two new markets that you opened this quarter, did you do more publicity surrounding the opening, I don’t know, tieing it to the Bistro or direct mail in advance of the opening? And then do you expect to do more direct mail throughout the rest of the year.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Ashley, the answer to your first question is, we did not do any more publicity and these mailers were not in the two new markets that we opened in the first quarter. And the answer to your second question is, I think there may be a couple more stores that we know of, but not as many as we had in the first quarter, and we can respond to this pretty quickly, so, part of it in the back half of the year will depend on how stores open and perform for the ones we just opened and the ones we’re currently opening in this quarter.

Ashley Reed - Bear Stearns

And what is your — where do you send them to? Do you send them to businesses or local, direct to local residences?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

They’re designed for dinner business, residences, and when we do it by zip codes around the trade area. We try to send somewhere between 25,000 and 30,000 on a drop.

Ashley Reed - Bear Stearns

And what’s the average redemption rate?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Average is probably 5%.

Ashley Reed - Bear Stearns

Okay. Thanks. And then on the Bistro could you update us on how the reservation program is going? What percent of your customers are using it now and if you’ve seen any shift in alcohol mix or day-part usage?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Ashley, this is Bert. The reservation program that we instituted really towards the latter half of last year appears to be working pretty well. We continually get comments from our guests thanking us for allowing them the opportunity to plan ahead and to come to the Bistro. It’s a little early to begin drawing too many conclusions with respect to the reservations program. I will tell you, however, that the guests like it, the employees like it, when I asked several of our managers if we decided to go back to the old way, what would you do, and they say, “Well, we’d probably hand you the keys, Burt.”

So clearly, our operations team has bought into the program, our guests are enjoying the program, and I think at this point we would say that it’s been successful for us. We haven’t seen any significant shifts in terms of liquor mix, anything, again, significant. I think so far I would characterize it as a positive for our business. Again, from the standpoint of simply allowing our guests the ability to — easier for our guests to use our restaurant.

Ashley Reed - Bear Stearns

Okay. Do you have a sense of how many guests are using it now?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Difficult — I mean, in terms of overall reservations, I will tell you that we end up — we still want to encourage walk-in guests. Consequently, we do not, quote/unquote, reserve our entire restaurant at any point in time. Clearly, the weekend is where you see the most reservations, but during the midweek we also see a fair amount of reservations. So a good portion of our guests are utilizing our system. A lot of them, frankly, don’t even know about it yet.

So as we push through the back half of the year, many of our print ads and radio ads will have a tag line that talks about reservations, because, frankly, some of our guests who love our concept but got tired of waiting to get into our restaurant, may have crossed us off their list. It’s going to take a little time to get back out there and have them understand that you can go back to the Bistro again by simply calling. So that’s what we hope to do this year as we push through the balance of the year.

Ashley Reed - Bear Stearns

Okay. Thank you.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

You bet.

Operator

Dean Haskell, you may ask your question and please state your company name.

Dean Haskell - JMP Securities

Dean Haskell, JMP Securities. Touching base with you here on food costs, you talked about contracting prices for poultry, talk about that, and some of the other contracts at food or spot pricing that you’re buying on the food costs and your larger food items in terms of cost of sales.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Certainly. We have really five major categories of commodities that comprise our cost of sales. Largest being seafood of which shrimp makes up the most of that, and shrimp, beef, poultry, produce, and dry goods which consist of rice and oil. Of those, again, shrimp is contracted, and has been, and that’s contracted really through the first part of ‘05. We are seeing some favorable pricing as we have in the past. We continue to see some favorable pricing with shrimp. Beef is locked up pretty much through the balance of this year.

What I mentioned earlier was produce and poultry. Those are two areas that we hadn’t necessarily put in pricing contracts in the past. Earlier this year we did so, and about, not in all of our system, but I would say probably about three-fourths of our system are under a poultry contract through the balance of this year. And then as far as produce goes, a little tougher to have all those commodities under contract, but our larger items, being lettuce and broccoli, I’d say about half of our system or a little more than half is under contract also through the balance of this year on those prices.

Dean Haskell - JMP Securities

Okay. Are you having any inflation on the dry goods side, oil particularly?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Yes, actually rice — no, I’m sorry, I forgot to mention the specifics of what’s going on with rice and oil. Rice we actually are contracted through middle of this year. So we will be rolling into some new pricing. Rice is up a bit, as is oil. We’ve seen increases in both of those areas. Not to the extent that we had seen in the produce and poultry areas, but still those are up for us, and we expect them to be up a little bit for balance of this year.

Dean Haskell - JMP Securities

How long is your poultry contract for, and at what price relative to historical?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Our poultry is contracted through the end of 2004, and I don’t have the numbers offhand as far as the exact comparisons of the price last year versus this year, but again it makes up a good portion of our year-over-year cost increases.

Dean Haskell - JMP Securities

Is there any clause in the contract? Because poultry prices, of course, should begin to drop midsummer. Are there any clauses in the contract for poultry that allow you to ratchet down if the spot price moves down?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Typically our contracts do have some variability for those types of things where we have a little bit of a floor and a ceiling, in the sense that as the market moves our prices move a little with the market as well. So, yes, if we were to see those come down quite a bit from where they are, we might see a little bit of benefit from that.

Dean Haskell - JMP Securities

Okay. Good. That takes air of my concern that you may have locked in at the near term-highs.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Okay. Well, again, we’ve locked in, and poultry is a tough commodity for us right now.

Dean Haskell - JMP Securities

Yeah, but you’ve got some room to move —.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

We’ve done everything that we can at this point to mitigate as much as we can as far as swings in the balance of the year.

Dean Haskell - JMP Securities

Great. Thanks, Kristina.

Operator

Thank you. Mark Kalinowski, you may ask your question and please state your company name.

Mark Kalinowski - Smith Barney

Just a quick follow up. I almost hate to ask this because it drills down pretty far, but I think on the last conference call there were some pretty detailed comments about the Pasadena restaurant and why that opened up soft. I was just curious, how did that restaurant trend in Q1 as the weeks went by?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

I frankly, don’t know exactly the numbers. It has trended upwards but not excessively. We have a lot of programs going on there, the primary one is to enhance the curb appeal of that restaurant. We’re in approval for some new awnings and paint and sprucing up and lighting on the outside of that restaurant that once we get through city approval we can move pretty quickly on. We think that will help. It has in a couple of instances in our past.

Mark Kalinowski - Smith Barney

Where’s the nearest Pei Wei to that particular location?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Nearest Pei Wei?

Mark Kalinowski - Smith Barney

Right.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Or you mean nearest Bistro to the Pei Wei?

Mark Kalinowski - Smith Barney

Nearest Pei Wei to that Pei Wei.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

A long way. Torrance or —.

Mark Kalinowski - Smith Barney

That’s what I thought, I just wasn’t sure.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President of Pei Wei Asian Diner, Inc.

Or Valencia might be closest.

Mark Kalinowski - Smith Barney

Okay. Thank you very much.

Operator

Thank you. Mark Sheridan you may ask your question and please state your company name.

Mark Sheridan - Johnson Rice

Mark Sheridan, Johnson Rice. Kristina, as I look at the — or as you talked about the capital spending plan this year of $65 million, it’s pretty close to what you spent last year, the development plan I know is pretty similar. I think you’re opening three more Pei Wei’s and a similar number of Bistros, but obviously you have cash on your balance sheet and you’re to the point now where your cash flow is sufficient to fund kind of the current level of Capex. How do you think about using your cash versus accelerating your growth rate?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

Well, we are fortunate in that we are in a nice cash position and we are able to — we expect, at least, to be able to fund this year’s development in both of our concepts with our cash, but I don’t think we’re at the point necessarily where we have so much cash that it would drastically change our thoughts as far as what to do with our cash.

As far as the growth rate, again, we feel pretty comfortable with the adding 18 or so new Bistros a year as we’ve talked about in the past, and our plans are to be pretty consistent with that development strategy. Again, Pei Wei will have a slightly more aggressive development strategy and so those decisions are somewhat made. Obviously, we keep our capital availability in mind when making those decisions, but at the same time I wouldn’t expect that we would drastically change our development thoughts on our current concept simply because we maybe have a little more cash than we had anticipated.

Mark Sheridan - Johnson Rice

All right, Rick, given Kristina’s comments, I have a follow-up for you with the comment she made about current concepts.

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

I knew you were going to come back with that. Go ahead.

Mark Sheridan - Johnson Rice

Well, I don’t need to say any more.

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

Mark, I think the potential for our company to continue to capitalize in the Asian segment is still foremost in our thoughts. I think there will be opportunities presented to the company either through existing businesses or through our own creative initiatives to take advantage of what we continue to believe is a hole in the market. We do not have any current plans. There’s nothing sitting on my desk under some secret code name that we’re getting ready to introduce to the marketplace, but we do spend some time talking about where that potential might be and we are keeping our eyes open for small entrepreneurial businesses that are proving to be successful in the Asian segment.

Mark Sheridan - Johnson Rice

Okay. Thank you.

Operator

Thank you. Matt de Frisco, you may ask your question and please state your company name.

Matt Difrisco - Harris Nesbitt

Hi, it’s Matt Difrisco from Harris Nesbitt. I’ve got a question for Bert. With regard to, it looks like on the savings on the G&A side, was associated with Bistro bonuses and compensation. Can you give a little bit more detail on that? You said that it fell short of expectation. Is that the margin or — because I would assume that the dollar volume came pretty close, yet the savings on the G&A line was pretty meaningful. And then I have a follow-up question as well.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Well, Matt, that’s why they call it incentive compensation. The fact of the matter is is that we fell shy of our expectations at the Bistro, consequently the amount of incentive dollars that we’ve accrued for the Bistro team was less than we anticipated. That’s the beginning and the end that story.

Matt Difrisco - Harris Nesbitt

Okay. I’m just — normally when someone hits earnings and earnings at the Bistro as well looked like they were on plan, or slightly lower, that the magnitude of the bonus accrual wouldn’t have been that much, but okay.

Looking at also on the Workers’ Compensation bill that was just passed recently in California and your 19 Bistros or so in the California market, is it too early to tell or can you give us an estimate of the timing of when you think you might be able to yield or recoup some of the Workers’ Compensation heavy accruals for doing business in California?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

I never expect that we’ll ever get money out of California. There always seems to be another hand coming into our pocket, so I would not go down the road that any potential savings on Workers’ Comp won’t be made up someplace else.

Matt Difrisco - Harris Nesbitt

I respect your conservativeness. Thank you.

Operator

Thank you. John Ivankoe you may ask your question and please state your company name.

John Ivankoe - J.P. Morgan

Thanks. It’s with J.P. Morgan. Two questions. The first, I think there was a slight change in the way that some food was cooked in the back of the house, I think the velveting. Could you just remind me when that was done and how that’s being received operationally with customers. And the second, if I could be reminded, I know there was a training menu in Phoenix, I guess kind of a more healthy menu, was that ever rolled out system-wide and is there any kind of movement in that direction to actually do a separate menu outside of what is your daily menu? Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Sure, John. It pains me that you don’t know about this. But the fact of the matter is, and I’ll answer the second question first, we devised a training table menu in conjunction with our sponsorship of our marathon here in Phoenix, and the fact is, we took existing menu items and simply highlighted for our customers those that were heavy protein-based or heavy carb-based, again, really geared towards someone who might be in training for an endurance event or for that matter for our guests who are concerned with either protein or carb consumption. That menu went into place in the middle of last year in conjunction with a slight modification on the preparation of some items, what we call stock velveting, and that’s been in place since about July, August of of last year.

It’s been very received by our guests. Personally the the stock velveted items are actually fabulous dishes. Because of the nature of the preparation, it involves basically lower calories for those particular dishes. The training table menu wasn’t necessarily designed to be a healthy menu, per se. It was really designed to be more informative and to tie into our sponsorship of the marathon here, and to give people an idea for those who were concerned about protein or carbs, and we’re not sure ultimately what every guest is interested in, but we wanted to provide more information on about 14 of our menu items. Actually it has now been incorporated into our main menu. So if you haven’t seen it around the country, I apologize. But now if you get a menu in our restaurant, you will see it.

John Ivankoe - J.P. Morgan

Okay. So it’s on the actual menu as opposed to a separate menu like I have seen in Phoenix?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

That is correct.

John Ivankoe - J.P. Morgan

Okay. That’s what I was asking. Thank you.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

You bet.

Operator

Thank you. Fitzhugh Taylor, you may ask your question and please state your company name.

Fitzhugh Taylor - Banc of America Securities

Banc of America Securities. Bert, this year seems to have allowed the industry to kind of add a little bit more price than maybe historically done with just a 1% price increase. And I know you guys typically like to do it once a year, and I hate to talk hypothetically, but if conditions warrant is there opportunities, do you feel, to maybe take a second price increase later on in the year if necessary?

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

Yeah, Fitzhugh, we have been cautious in the past with respect to price increases as you know. We took about a 1% price increase here at the beginning of April. I would have liked to have thought that would have protected the profitability of our business for longer-term cost increases in both commodities and health insurance. The fact of the matter is, we underestimated the health insurance cost. We’re going to watch closely this next quarter or so. I would not rule out the possibility of us taking another small modest price increase in the back half of the year, if it turns out that we just are not able to cover the increased cost of our business. We don’t have any definitive plans for that yet, but don’t be shocked if that’s the case.

Fitzhugh Taylor - Banc of America Securities

Thanks, Bert.

Robert Vivian - P.F. Chang’s China Bistro, Inc. - President

You bet.

Operator

Thank you. At this time I’m showing no further questions.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO, Secretary

All right. Thanks everyone. We’ll talk next quarter. Bye-bye.

Operator

This concludes today’s conference. Thank you all for participating.